UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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REPUBLIC FIRST BANCORP, INC.
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Item 1: On January 26, 2023, Republic First Bancorp, Inc. (the “Company”) emailed all of its employees the following communication related to the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”):

Good morning. You may have seen some recent news and SEC filings related to our Annual Meeting of Shareholders. The bottom line is that due to various factors - primarily the actions of the Norcross-Braca activist group - our 2022 Annual Meeting will be postponed from today to a point later this year so that the litigation brought against us by that group can be considered by the Court. This does not in any way mean that the Court found Republic did anything wrong.

Most importantly, these developments do not impact your day-to-day responsibilities as we continue to build our business. The Leadership team and I are very excited about our Company’s future and the support of our Board and major shareholders is unwavering. We should all remain focused on executing our strategy to better serve customers, grow profitability and create increased value for all stakeholders.

Unfortunately, we will probably continue to see public communications from the Norcross-Braca group, and I urge you not to be distracted. Rest assured that we will defend the Company and your commitment to it against the group’s meritless public accusations. It’s also important to remember that as leaders of this bank we have a fiduciary responsibility to hold ourselves to a higher standard and not engage in excessive back and forth arguments in the press.

I won’t comment on every development that occurs, but as I’ve stated in meetings with many of you, I will continue to be as transparent and communicative as possible. I wish I could address all items before they hit the press but, we don’t usually know when that will be and SEC regulations prevent us from sharing our filings internally before we release them to the public. That said, if you or your customers have any questions, please speak with your manager on the leadership team or stop by my office.

If any press reaches out to you, please don’t comment, and refer them to Rodney Dean.

Thank you again for your commitment.

Sincerely,

Tom

Item 2: On January 26, 2023, the Company was quoted in the following Philadelphia Business Journal article related to the 2022 Annual Meeting:

Republic First annual shareholder meeting delayed, again – Updated

Philadelphia Business Journal

By Jeff Blumenthal

26 January 2023

Republic First Bancorp’s long delayed annual shareholder meeting has been delayed again — this time by a Philadelphia Common Pleas judge.

Ramy Djerassi, a judge in the commerce court division, issued an order Tuesday delaying the Philadelphia-based bank’s planned Thursday meeting until May 31 so he can preside over a hearing on a preliminary injunction filed by an activist investor group led by South Jersey power broker George Norcross and former TD Bank U.S. CEO Greg Braca.

The injunction, filed in November, challenges Republic First’s decision to reduce the size of its board of directors from eight seats to six, as well as its rejection of the group’s nomination of Braca as a board candidate.

The Norcross-Braca group claims that even before Tuesday’s order, the annual meeting could not be held because it said Republic First failed to file a proxy statement with the Securities and Exchange Commission to provide notice to shareholders of the time and place of the meeting 10 days in advance — citing Republic First’s bylaws and Pennsylvania law.

The group claims that Republic First’s delay in filing its definitive proxy statement and the ensuing delay of the annual meeting requires it to reopen the nomination window for board nominees that closed in November.

“We look forward to nominating highly qualified candidates who can steer the Company and its operations in the right direction, restore lost shareholder value and protect the company and its employees, customers and communities,” the Norcross-Braca group said in a statement.

Republic First (NASDAQ: FRBK) said in a statement that it is “extremely hypocritical for the Norcross-Braca group to bemoan the delay of the company’s annual meeting when that group itself sought an emergency court order to prevent the meeting from proceeding on January 26th as planned. We will vigorously defend the company against the group’s meritless public accusations and ensure that the best interests of all shareholders are protected. With a new leadership team and a board that was refreshed with valuable input from significant shareholders —including three new directors added within the past seven months — we are focused on executing our strategy to better serve customers, drive profitability and create increased value.”

In its statement, the Norcross-Braca group said the biggest threat to Republic First’s future is locking up what it claims is a significant portion of the company’s investment portfolio in long-term investments just prior to the recent increase in interest rates. That, it said, has caused the bank’s equity to spiral downward to levels where it believes Republic First could risk being labeled insufficiently capitalized.

In the coming weeks, the Norcross-Braca group said it will continue to communicate directly with the board and shareholders about what it believes are needed changes at the company, concerns over the current board and leadership, ongoing threats to the company’s future and its offer to inject up to $100 million in capital to improve its operations.

“What’s very frustrating is that this thing is plodding along and time is going,” Braca said in a Wednesday interview. “I’ve never seen anything in my life drip along this painful death. And you know who’s really getting hurt? It’s shareholders, it’s employees, it’s customers. This thing is falling apart for all the wrong reasons. And time is not on this thing’s side. We’re willing to put in a lot of money and we can’t even get a damn return phone call. ... But what I’m more worried about for shareholders is that [board members] make some deal below market and everybody gets screwed all over again at a below-market deal. That’s not a good outcome either.”

The Norcross-Braca group sought the injunction after Republic First rejected its nomination of Braca for a board seat in November. It was rejected because the bank said Parker McKay CEO Philip Norcross, George’s brother and a member of the investor group, was not a stock holder when he made the nomination, as is required.

The annual shareholder meeting scheduled for Thursday is actually the one slated for last May and was supposed to correspond with Republic First’s 2021 annual report.

Republic First was delayed in filing its 2021 annual report and 2022 quarterly earnings statements — and thus unable to hold the annual shareholder meeting — until the completion of an independent investigation by the WilmerHale law firm into accusations of self-dealing by family members and business associates of former Chairman and CEO Vernon Hill.

Hill, who stepped down in July after being challenged by two activist investors and fellow board members, denies any wrongdoing and filed a defamation lawsuit against an opposing board faction led by bank founder Harry Madonna.

The investigation was completed in the fall and Republic First filed its 2021 annual report and its first and second quarter earnings statements for 2022. As it was threatened with delisting by the Nasdaq Global Market, Republic First sought and was granted an extension through Feb. 15 for filing its third quarter earnings report. It also sought and received an extension through June 30 to hold its annual meeting corresponding with its 2022 annual report.

The Norcross-Braca group emerged as activist investors on Jan. 31 of last year, initially challenging the leadership of Hill and making it clear they wanted to install Braca as CEO of Republic First. It offered in March to buy a majority stake in the company for $50 million with a plan to make Braca CEO and recently offered $100 million for what would be a less than 50% stake and two board seats.

Hill and his allies resigned from board and management roles after losing a power struggle to the board faction led by Madonna — who was named interim chairman and CEO. Despite that, the Norcross-Braca group kept up its activist investor stance. The bank said in August that it has retained an investment bank to explore transactions after receiving a number of offers, but the Norcross-Braca group continues to disapprove of the way the bank is being run — and with a near 10% stake, it has a megaphone to express that displeasure.

Whenever Republic First is able to finally hold its annual shareholder meeting, it will include an election for a pair of board seats. The Republic First board said in a November SEC filing that it was reducing the number of board seats to six. Madonna and board allies Andrew Cohen, Lisa Jacobs and Harris Wildstein are not up for reelection this time around. Hill and allies Barry Spevak and Theodore Flocco were up for reelection to their seats, but Flocco died in May, Hill and Spevak resigned their seats over the summer, and ally Brian Tierney resigned in the fall.

Benjamin Duster IV, a Wall Street veteran, was selected to replace Flocco in July. The bank reached a cooperation agreement with activist investor and New York hedge fund Driver Management Co. in October that gave Driver a seat on the board. Republic First appointed Peter Bartholow, former COO and CFO of Texas Capital Bancshares (NASDAQ: TCBI) and CFO of First USA, to the board. The terms for both Duster and Bartholow will expire at the annual meeting, and both will be seeking election to the board for the first time.

After a months-long search, Republic First named Thomas Geisel as CEO and Michael Harrington as CFO in late December. Geisel was also named to the board of directors, bringing the group to seven members — an odd number that will allow it to avoid stalemates like the one that plagued the board last year.

Item 3: On January 26, 2023, the Company was quoted in the following NJBIZ article related to the 2022 Annual Meeting:

Judge orders delay of Republic First Bank shareholder meeting

NJBIZ

By Matthew Fazelpoor

26 January 2023

The Republic First Bank saga took another turn Jan. 24, when a judge ordered a delay of the beleaguered bank’s annual shareholder meeting, which was finally scheduled to take place Jan. 26.

Philadelphia Court of Common Pleas Judge Ramy Djerassi issued an order delaying the meeting until May 31 while he works through an injunction that was filed in November by an activist investor group led by George Norcross, Philip Norcross and Greg Braca – known as the Norcross Braca Group – that challenged the reduction of the bank’s board, among other contentions.

That injunction was filed amid continued drama between the Norcross Braca Group and the current board, headed by Harry Madonna, the bank’s founder and its recent interim CEO.

Madonna was once aligned with the activist investors during the initial phases of the proxy fight against now-ousted CEO Vernon Hill. Last month, Madonna stepped down from the interim chief executive officer role with Thomas Geisel taking his place as CEO and president and Michael Harrington coming on board as CFO.

Since that brief détente against their mutual adversary Hill, things have deteriorated between the board and the activist investor group, with disputes emerging over a range of issues, from board seats to concerns about operations and management to shareholder value and board member spending and perks.

The bank has not held a shareholder meeting since April 27, 2021. The re-scheduled event, which was first delayed because of an audit investigation, loomed over an unresolved situation as things have shaken out in the wake of Hill’s departure.

The Norcross Braca Group stressed that even without the ruling, the annual meeting could not have occurred because Republic First failed to file a proxy statement with the U.S. Securities and Exchange Commission (SEC) or to provide 10 days’ notice to shareholders of the time and place of the meeting, as required by the company’s bylaws and Philadelphia laws.

They say that it is another example of the board’s lack of transparency with shareholders.

“We are thankful for Judge Djerassi’s order that the leadership of Republic First cannot move forward with this plan to hold the company’s 2022 annual meeting tomorrow,” Braca said Jan. 25. “The company’s own delay in filing its definitive proxy and providing notice of the meeting requires it to reopen the nomination window and allow shareholders to nominate board members to replace the company’s current failed leadership when the meeting is rescheduled. We look forward to nominating highly qualified candidates who can steer the company and its operations in the right direction, restore lost shareholder value and protect the company and its employees, customers and communities.”

Djerassi set an April hearing for the injunction, which argues that Republic First is rigging the upcoming shareholder election by illegally reducing the size of its board from eight to six, which the Norcross Braca Group says is part of an ongoing effort to prevent accountability for poor performance and improper-related party transactions.

“It is crystal clear to any one paying attention that the leadership of Harry Madonna, Andrew Cohen, Lisa Jacobs, and Harris Wildstein has railed Republic First in almost every regard,” said Braca. “From its worst in peer group performance of the bank in just about every measure that we believe have cost shareholders tens of millions of dollars to awarding insiders with golden parachutes and contracts to repeatedly failing to meet its legal requirements, it’s time for a change.”

Let’s make a deal

The group said that the biggest threat to the bank’s future is the decision to lock up a significant portion of its investment portfolio in long-term investments just prior to the recent interest rate hikes, which it believes has caused Republic First’s equity to spiral to levels where it may be considered insufficiently capitalized, as well as the ongoing threat of delisting by the Nasdaq Stock Market due to the failure to file required reports.

The activist investor group said it plans to communicate directly with the board and shareholders in the coming weeks about needed changes at Republic First, issues with the current board and leadership, the ongoing threats to the bank’s future, and its offer to inject $100 million of capital to improve the bank’s operations.

That $100 million offer was made earlier this month in exchange for a just-under 50% stake and two board seats.

“An offer which rather than being embraced by the company has been largely ignored or met with unreasonable requests to enter into standstills to have even initial discussions,” the Norcross Braca Group said in its statement.

“It is extremely hypocritical for the Norcross Braca Group to bemoan the delay of the company’s annual meeting when that group itself sought an emergency court order to prevent the meeting from proceeding on January 26th as planned,” Republic First told NJBIZ in a statement. “We will vigorously defend the company against the group’s meritless public accusations and ensure that the best interests of all shareholders are protected.”

“With a new leadership team and a board that was refreshed with valuable input from significant shareholders – including three new directors added within the past seven months – we are focused on executing our strategy to better serve customers, drive profitability and create increased value,” Republic First added.

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the 2022 Annual Meeting and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.